Exhibit 99.1

CONSENT OF INDEPENDENT VALUER

We hereby consent to the description of our role in the real property valuation process set forth under the heading "March 31, 2021 NAV Per Share" in Supplement No. 17, dated April 16, 2021 to the base prospectus dated April 27, 2020 of Hines Global Income Trust, Inc., being included or incorporated by reference in Hines Global Income Trust, Inc.’s Registration Statement on Form S-11 (No. 333-220046) and the related prospectus and prospectus supplements that are a part thereof.

In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

/s/ Altus Group U.S., Inc.
Altus Group U.S., Inc.
April 16, 2021